Exhibit 99.1

Celsion Corporation Announces Pricing of Underwritten Offering of Common Stock and Warrants to Purchase Common Stock

LAWRENCEVILLE, N.J. – October 27, 2017 - Celsion Corporation (the “Company”) (NASDAQ: CLSN) today announced the pricing of an underwritten offering of 2,640,000 shares of its common stock and warrants to purchase up to 1,320,000 shares of common stock at an offering price of $2.50 per share and related warrants. Each share of common stock is being sold together with 0.50 warrants, with each whole warrant exercisable to purchase one whole share of common stock. The warrants have an exercise price of $3.00 per share, are not exercisable until 6 months after issuance and will terminate 5 years from the time each warrant is first exercisable. The gross proceeds of the offering are expected to be approximately $6.6 million, before deducting the underwriting discount and other estimated offering expenses. The closing of this offering is expected to take place on or about October 31, 2017, subject to the satisfaction of customary closing conditions.

Oppenheimer & Co. Inc. is acting as the sole underwriter in connection with this offering.

The estimated net proceeds to the Company from the sale of the shares of common stock or warrants in the registered direct offering are expected to be approximately $5.8 million. The Company intends to use the net proceeds for general corporate purposes.

A shelf registration statement (File No. 333-206789) relating to the shares of common stock to be issued or shares of common stock underlying the warrants in this offering was filed with the Securities and Exchange Commission (the “SEC”) on September 4, 2015, and declared effective on September 25, 2015, including the base prospectus dated September 25, 2015 included therein. A prospectus supplement relating to the offering of shares of common stock or shares of common stock underlying the warrants to be issued will be filed by the Company with the SEC. Copies of the final prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained, when available, from Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8563, or by email at EquityProspectus@opco.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC's website at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Additional Information:

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the amount and use of proceeds the Company expects to receive from the sale of the shares of common stock in the registered direct offering and the warrants and the closing of the transaction described in this press release, which is subject to customary conditions. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "should," "expect," "anticipate," "estimate," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K, dated March 24, 2017, and Quarterly Report on Form 10-Q, dated August 14, 2017. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Investor Contact

Jeffrey W. Church

Senior Vice President & CFO

609-482-2455

jchurch@celsion.com